Exhibit 32.2

Certification of Principal Financial Officer

    In connection with the Quarterly Report on Form 10-Q of Tanger Factory Outlet Centers, Inc. (the "Company") for the period ended September 30, 2022 (the "Report"), the undersigned, principal financial officer of the Company, hereby certifies, to such officer's knowledge, that:

    (i)    the Report fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

    (ii)    the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	November 4, 2022	/s/ Thomas J. Guerrieri Jr.
Thomas J. Guerrieri Jr. Senior Vice President and Chief Accounting Officer Tanger Factory Outlet Centers, Inc. (Principal Financial Officer)